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Exhibit 16





June 5, 2003



Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

Re: National Management Consultants, Inc.

We have read the statements made by National Management Consultants, Inc., which has been filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report filed on May 28, 2003 with which we agree.

We did not complete and audit or review of any financial statements of National Management Consultants, Inc including the March 31, 2003 financial statement filed on Tuesday May 27, 2003.






Marcum & Kliegman LLP



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